Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 29, 2012	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS NOVEMBER 2012 SALES AND ANNOUNCES SPECIAL DIVIDEND

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today reported comparable store sales for the four-week period ended November 24, 2012 increased 7.1 percent. Total sales for the period were $109.8 million, an increase of 7.5 percent from $102.1 million in the same period in 2011.

Stein Mart, Inc. also announced that its Board of Directors has declared a special dividend of $1.00 per common share. The dividend is payable on December 24, 2012 to shareholders of record as of December 10, 2012 and is expected to total approximately $44 million.

			Percent Change
	Total Sales (in millions)		Total Sales	Comparable Store Sales
Fiscal period	2012	2011	2012	2012	2011
November (4 weeks)	$109.8	$102.1	7.5%	7.1%	–4.6%
Year-to-date (43 weeks)	$958.5	$934.3	2.6%	2.0%	–1.2%

All merchandise categories posted positive comps for the month with linens, men’s furnishings and ladies’ career sportswear performing the best and ladies’ casual sportswear, ladies’ accessories and dresses performing lower than the chain. Geographically, sales increased in every state except New Jersey, with the Gulf States and the Southeast performing better than the chain and the West slightly lower.

“Our goal was to generate positive comp sales during the holiday selling season and we are off to a terrific start. The results were clearly a culmination of great merchandise, great marketing and proper execution at all levels,” said Jay Stein, Interim Chief Executive Officer. “The special dividend reflects our continued generation of strong cash flows and provides a way to return value to our shareholders. After payment of the dividend, the Company will continue its strong financial position that is more than adequate to meet our capital needs for the foreseeable future.”

Store Network

The Company operated 263 stores at the end of November this year and last year. One new store was opened in Tucson, Arizona this month and no stores were closed.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	changes in merchandise prices and couponing which could impact sales and margin

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	failure of information technology

•	acts of terrorism and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com.